Exhibit 23.02

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-219592) of Chegg, Inc., and

(2)
Registration Statements (Form S-8 Nos. 333-223227, 333-216185, 333-209945, 333-202571, 333-194365 and 333-192332) pertaining to the Chegg, Inc. 2013 Equity Incentive Plan, the 2013 Employee Stock Purchase Plan, the 2005 Stock Incentive Plan, as amended, the Zinch, Inc. 2007 Stock Plan, as amended, the Zinch, Inc. 2009 Stock Incentive Plan, as amended, the Non-plan stock Options Granted by Zinch, Inc., and the Cramster, Inc. 2008 Stock Plan, as amended;

of our report dated February 26, 2018, with respect to the consolidated financial statements and schedules of Chegg Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

San Jose, California
February 25, 2019